Exhibit (a)(1)(E)

RESTRICTED STOCK AGREEMENT

AMENDED AND RESTATED

1986 STOCK OPTION PLAN OF

GENERAL COMMUNICATION, INC.

This Restricted Stock Agreement (the “Agreement”) is entered into as of the Grant Date (as defined in paragraph 1), by and between the Participant and General Communication, Inc. (the “Company”);

WHEREAS, the Company maintains the Amended and Restated 1986 Stock Option Plan of General Communication, Inc. (as amended, the “Plan”), which is incorporated into and forms a part of this Agreement, and the Participant has been selected by the committee administering the Plan (the “Committee”) to receive a Restricted Stock Award under the Plan;

NOW, THEREFORE, it is agreed by and between the Company and the Participant as follows:

1.                                       Terms of Award.  The following words and phrases used in this Agreement shall have the meanings set forth in this paragraph 1:

(a)           The “Participant” is.

(b)           The “Grant Date” is.

(c)           The number of “Covered Shares” awarded under the Agreement is          shares. Covered Shares are shares of Stock granted under this Agreement and are subject to the terms of this Agreement and the Plan.

(d)           The “Restricted Period” with respect to any Covered Share is the period beginning on the Grant Date and ending on the date that such Covered Share is fully vested in accordance with the terms of this Agreement. The Restricted Period applicable to the Covered Shares is set forth in paragraph 5 of this Agreement.

(e)           Other words and phrases used in this Agreement are defined in the Plan or elsewhere in this Agreement. Except where the context clearly implies or indicates the contrary, a word, term, or phrase used in the Plan is similarly used in this Agreement.

2.                                       Award.  The Participant hereby is granted the number of Covered Shares set forth in paragraph 1.

3.                                       Dividends and Voting Rights.  The Participant shall be entitled to receive any dividends paid with respect to the Covered Shares that become payable during the Restricted Period; provided, however, that no dividends shall be payable to or for the benefit of the Participant for Covered Shares with respect to record dates occurring prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares. The Participant shall be entitled to vote the Covered Shares during the Restricted Period to the same extent as would have been applicable to the Participant if the Participant was then vested in the shares; provided, however, that the Participant shall not be entitled to vote the Covered Shares with respect to record dates for such voting rights arising prior to the Grant Date, or with respect to record dates occurring on or after the date, if any, on which the Participant has forfeited those Covered Shares.

4.                                       Deposit of Covered Shares.  During the Restricted Period, each Covered Share granted under this Agreement shall be registered in the name of the Company for the benefit of the Participant and shall be deposited with the Company or the Company’s transfer agent (either on a certificated or uncertificated basis as determined by the Committee).

5.                                       Transfer, Vesting and Forfeiture of Shares.  Subject to the terms and conditions of this Agreement and the Plan, the Participant shall become vested in any installment of Covered Shares so long as the Participant’s Service does not terminate prior to the end of the Restricted Period covering such installment of Covered Shares.  If a Participant’s Service terminates for any reason prior to the end of the Restricted Period, whether voluntarily or involuntarily (including the Participant’s death or Disability), then the Participant shall forfeit to the Company any Covered Shares which remain unvested as of the date of the Participant’s termination of Service. With respect to any of the Covered Shares, the period during which such Covered Shares are not vested (and are therefore subject to forfeiture) is referred to herein as the “Restricted Period”. The Restricted Period shall begin on the Grant Date with respect to all of the Covered Shares and shall end (i) on December 20, 2011, with respect to 50% of the original number of Covered Shares, and (ii) on February 28, 2012, with respect to the remaining 50% of the original number of Covered Shares.  Upon the vesting of any installment of Covered Shares, the Participant shall own such shares free of all restrictions otherwise imposed by this Agreement, other than the restrictions imposed by paragraph 6 hereof.

6.                                       Compliance with Applicable Laws; Limits on Distribution.

(a)           Compliance with Securities Laws. If the Participant is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any of the Covered Shares (or the shares of Stock after the Restricted Period has lapsed) as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) of the Exchange Act and the rules and regulations thereunder or to obtain any exemption therefrom.

(b)           Certificates. To the extent that the Plan or this Agreement provides for the issuance of certificates to reflect the transfer of Covered Shares, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any securities exchange or similar entity.

7.                               Withholding.  The grant and vesting of shares of Stock under this Agreement are subject to withholding of all applicable taxes. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Stock which the Participant already owns, or to which the Participant otherwise is entitled under the Plan; provided, however, that such shares may be used to satisfy not more than the Company’s minimum statutory withholding obligation (based on minimum statutory withholding rates for Federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income).

8.                                       Nontransferability.  During the Restricted Period for a Covered Share, the Covered Share may not be sold, assigned, transferred pledged or otherwise encumbered in any manner otherwise than by will or by the laws of descent or distribution.

9.                                       Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns.

10.                                 Administration.  The authority to manage and control the operation and administration of this Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of the Agreement by the Committee and any decision made by it with respect to the Agreement is final and binding on all persons.

11.                                 Plan Governs.  Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

12.                                 Not An Employment Contract or Contract of Continued Service.  The grant of Covered Shares pursuant to this Agreement will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time.

13.                                 Amendment.  This Agreement may be amended in accordance with the provisions of the Plan and otherwise may be amended by written agreement of the Participant and the Company without the consent of any other person.

14.                                 Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

15.                                 Applicable Law.  The provisions of this Agreement shall be construed in accordance with the laws of the State of Alaska, without regard to the conflict of law provisions of any jurisdiction.

16.                                 Entire Agreement.  The Plan and this Agreement constitute all of the terms with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.

IN WITNESS WHEREOF, the undersigned has been authorized by the Company to execute this Agreement and the Participant has agreed to the terms of this Agreement, all as of the Grant Date.

GENERAL COMMUNICATION, INC.

By:
Its:

[Participant]